EXHIBIT 21

THE STANDARD REGISTER COMPANY

CONSOLIDATED SUBSIDIARIES

AS OF DECEMBER 31, 2006

Name of Subsidiary	Jurisdiction of Incorporation

The Standard Register Company	Ohio

Standard Register Technologies, Inc.	Ohio

Standard Register Holding Company	Ohio

Standard Register International, Inc.	Ohio

Standard Register Technologies Canada ULC	Nova Scotia

Standard Register Mexico Holding Company	Ohio

Standard Register de Mexico, S. de R.L. de C.V.	Mexico

Standard Register Holding, S. de R.L. de C.V.	Mexico

Standard Register Servicios, S. de R.L. de C.V.	Mexico